EX 99.1

Versartis Reports First Quarter 2018 Financial Results

MENLO PARK, Calif., May 8, 2018 (GLOBE NEWSWIRE) -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company, today announced financial results for the first quarter ended March 31, 2018.

“We have undertaken additional efforts to aggressively manage our cash as we work diligently to complete our strategic review process,” said Jay Shepard, President and CEO of Versartis, Inc.  “We acknowledge the patience our shareholders have shown during this process and we are committed to providing an update as soon as we can.”

First Quarter 2018 Financial Results

For the first quarter ended March 31, 2018, Versartis reported a net loss of approximately $9.0 million, or $0.25 per share, basic and diluted, compared to a net loss for the first quarter ended March 31, 2017 of $29.7 million, or $0.85 per share, basic and diluted.

Total operating expenses for the quarter ended March 31, 2018 were $8.5 million compared to $29.7 million for the quarter ended March 31, 2017. Research and development (R&D) expenses for the quarter ended March 31, 2018 were $3.6 million, compared to $22.0 million for the quarter ended March 31, 2017. The decrease in R&D expenses was primarily due to the termination of clinical and manufacturing related contracts that supported the company’s Phase 3 clinical trials for somavaratan following the Phase 3 VELOCITY trial failing to meet its primary endpoint.

General and administrative (G&A) expenses were $4.9 million for the quarter ended March 31, 2018 compared to $7.7 million for the quarter ended March 31, 2017.  The decrease in G&A expenses was primarily due to the reduction in workforce and our continued efforts to reduce consulting and professional services expenses following the Phase 3 VELOCITY trial failing to meet its primary endpoint.

Total operating expenses for the quarter ended March 31, 2018 include non-cash stock-based compensation expense of $2.8 million compared to $3.9 million of non-cash stock-based compensation expense for the quarter ended March 31, 2017.

Cash, cash equivalents, and short-term investments were $74.7 million as of March 31, 2018.

Contacts:

Kevin Haas

VP, Finance

(650) 963-8595
khaas@versartis.com

Versartis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Operating expenses
Research and development	$3,600	$22,004
General and administrative	4,917	7,656
Total operating expenses	8,517	29,660
Loss from operations	(8,517)	(29,660)
Interest income	193	199
Other income (expense), net	(657)	(261)
Net loss	(8,981)	(29,722)
Net loss per share- basic and diluted	$(0.25)	$(0.85)
Weighted-average common shares used to compute basic and diluted net loss per share	36,019	35,004

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	March 31,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$74,686	$81,146
Other assets	3,594	3,743
Build-to-suit lease asset	8,829	8,888
Total assets	$87,109	$93,777
Liabilities and stockholders' equity:
Accounts payable and other current liabilities	$3,535	$5,593
Build-to-suit lease obligation	6,944	5,428
Total liabilities	10,479	11,021
Total stockholders' equity	76,630	82,756
Total liabilities and stockholders’ equity	$87,109	$93,777